Exhibit (b)(1)(iii)

EXECUTION VERSION

AMENDMENT NO. 2 AND WAIVER NO. 1

TO CREDIT AGREEMENT

AMENDMENT NO. 2 AND WAIVER NO. 1, dated as of October 30, 2020 (this “Amendment”), to the Credit Agreement, dated as of May 17, 2016, between Tortoise Power and Energy Infrastructure Fund, Inc., a Maryland corporation (the “Borrower”), and The Bank of Nova Scotia (the “Bank”), as amended by Amendment No. 1, dated as of December 1, 2017 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I.              Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.            The Borrower requested an amendment and waiver under the Credit Agreement upon the terms and conditions herein contained, and the Bank has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             The Borrower acknowledges and agrees that during the period from March 20, 2020 to March 31, 2020, the Borrower’s Adjusted Asset Coverage was less than 3.00:1.00, which constitutes a failure to observe or perform a covenant under Section 7.7(a) of the Credit Agreement and a Default under the Credit Agreement (the “Coverage Default”).

2.             The Bank hereby waives the Coverage Default.

3.             Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order:

“Commitment Extension Request” means a request from the Borrower to the Bank substantially in the form of Exhibit I.

“Pricing Change Date” means November 14, 2020.

“Scheduled Commitment Termination Date” means October 28, 2021, or such later Scheduled Commitment Termination Date as stated in the most recently effective Commitment Extension Request.

“Screen Rate” means the rate appearing on Reuters “LIBOR01” screen displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute page on such screen), provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the Screen Rate shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Bank.

4.             Each of the following defined terms contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin” means (a) prior to the Pricing Change Date, a rate per annum equal to (i) with respect to each ABR Loan, 0.00%, and (ii) with respect to each Fixed Rate Loan, each LIBOR Loan and each Overnight Loan, 0.80%, (b) on and after the Pricing Change Date and prior to the first effective Commitment Extension Request, a rate per annum equal to (i) with respect to each ABR Loan, 0.00%, and (ii) with respect to each Fixed Rate Loan, each LIBOR Loan and each Overnight Loan, 1.10%, and (c) thereafter, a rate per annum equal to (i) with respect to each ABR Loan, the “Applicable Margin” therefor set forth in the then most recently effective Commitment Extension Request, and (ii) with respect to each Fixed Rate Loan, each LIBOR Loan and each Overnight Loan, the “Applicable Margin” therefor set forth in the then most recently effective Commitment Extension Request.

“Commitment Fee Rate” means (a) prior to the Pricing Change Date, a rate per annum equal to (i) as of any date upon which the Loan Balance equals or exceeds 70% of the Commitment, 0.0%, and (ii) as of any other date, 0.20%, (b) on and after the Pricing Change Date and prior to the first effective Commitment Extension Request, a rate per annum equal to (i) as of any date upon which the Loan Balance equals or exceeds 75% of the Commitment, 0.15%, and (ii) as of any other date, 0.25%, and (c) thereafter, a rate per annum equal to the “Commitment Fee Rate” set forth in the then most recently effective Commitment Extension Request.

“Commitment Termination Date” means the earlier to occur of (a) the Scheduled Commitment Termination Date and (b) such earlier date on which the Bank’s obligations to make Loans shall have otherwise terminated or been terminated in accordance herewith.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the higher of (a) 0.00% and (b) the Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits with a maturity comparable to such Interest Period.

“One-month Eurodollar Rate” means, with respect to any Overnight Loan as of any date, the higher of (a) 0.0%, and (b) the Screen Rate as of 11:00 a.m., London time, on such date for deposits with a one-month dollar maturity, provided that if the day for which such rate is to be determined is not a Business Day, the “One-month Eurodollar Rate” for such day shall be such rate on the immediately preceding Business Day.

“Overnight Eurodollar Rate” means, with respect to any ABR Loan as of any date, the higher of (a) 0.00% and (b) the Screen Rate as of 11:00 a.m., London time, on such date for deposits with an overnight dollar maturity, provided that if the day for which such rate is to be determined is not a Business Day, the “Overnight Eurodollar Rate” for such day shall be such rate on the immediately preceding Business Day.

5.             The defined term “Change in Circumstance” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the phrase “any Applicable Money Market” contained therein with the phrase “the London eurodollar market”.

6.             The defined term “Federal Funds Effective Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “arranged by federal funds brokers” contained therein.

7.             The defined term “Loan Documents” contained in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “each effective Commitment Extension Request” immediately after the phrase “the Note,” contained therein.

8.             The Credit Agreement is hereby amended by deleting in its entirety (a) each of Exhibit J and Exhibit K, (b) Section 2.9, and (c) each of the following defined terms contained in Section 1.1 thereof:

“Applicable Margin Change Effective Date”

“Applicable Margin Change Notice”

“Applicable Money Market”

“Commitment Fee Change Effective Date”

“Commitment Fee Change Notice”

“Commitment Termination Notice”

“Commitment Termination Notice Effective Date”

“Initial Fee Period”

“Initial Margin Period”

“Maturity Date”

“Subsequent Fee Period”

“Subsequent Margin Period”

9.             Each of Sections 2.2(b) and 2.5(a) of the Credit Agreement is hereby amended by replacing the phrase “Maturity Date” with “Commitment Termination Date”.

10.           Section 2.4 of the Credit Agreement is hereby amended by (a) replacing the heading thereof with “Termination, Reduction and Extension of Commitment”, and (b) amending and restating Section 2.4(d) thereof as follows:

(d)            At any time and from time to time the Borrower may duly complete, execute and deliver to the Bank a Commitment Extension Request. The Bank may, in its sole and absolute discretion, accept such Commitment Extension Request by countersigning it and returning a signed copy thereof to the Borrower within ten (10) Business Days of the date thereof upon which such Commitment Extension Request shall be and become effective. In all other events, such Commitment Extension Request shall conclusively be deemed to be ineffective.

11.           Section 3.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

3.5           Alternate Rate of Interest

(a)            If prior to the commencement of any Interest Period for a LIBOR Loan:

(i)            the Bank determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(ii)           Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period, or

(iii)          the Bank determines (which determination shall be conclusive and binding absent manifest error) the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Bank of making or maintaining such LIBOR Loan for such Interest Period;

then the Bank shall give notice thereof to the Borrower as promptly as practicable thereafter and, until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, (x) any request for the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan shall be ineffective, and (y) with respect to any request for a new Loan as a LIBOR Loan, such Loan shall instead be made as an Overnight Loan. Any LIBOR Loan outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loan into an Overnight Loan unless such suspension has then ended.

(b)           Notwithstanding anything to the contrary in paragraph (a) above, if at any time the Bank determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a) above have arisen and such circumstances are unlikely to be temporary, (ii) the applicable supervisor or administrator (if any) of the LIBO Rate or a Governmental Authority having jurisdiction over the Bank has made a public statement identifying a specific date after which the LIBO Rate shall no longer be available or used for determining interest rates for loans in the U.S. commercial loan market, or (iii) the LIBO Rate is no longer a widely recognized benchmark rate for newly executed or amended (as applicable) loans in the U.S. commercial loan market, then the Bank may establish an alternate rate of interest to the LIBO Rate and related adjustments, in each case giving due consideration to any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto or any evolving or then existing prevailing U.S. commercial loan market convention for such alternate rate of interest and related adjustments at such time (the “LIBOR Replacement Rate”), but, for the avoidance of doubt, the related adjustments shall not include a reduction of the Applicable Margin. The LIBOR Replacement Rate shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Bank has provided a notice thereof to the Borrower, so long as the Bank has not received, by such time, written notice of objection to such LIBOR Replacement Rate, with reasonable explanations for such objection, from the Borrower. Until a LIBOR Replacement Rate shall be determined in accordance with this paragraph (b) (in the case of the circumstances described in clause (ii) or (iii) of the first sentence of this paragraph (b), only to the extent the LIBO Rate is not available or published at such time on a current basis), the provisions of the last paragraph of paragraph (a) immediately above shall apply to all LIBOR Loans. The LIBOR Replacement Rate shall, upon its effectiveness, replace the LIBO Rate for all purposes under the Loan Documents unless and until an event described in paragraph (a)(i), (a)(iii), (b)(i), (b)(ii) or (b)(iii) of this Section 3.5 occurs with respect to the LIBOR Replacement Rate and in which case, the provisions of the last paragraph of paragraph (a) immediately above shall apply to any Loans accruing interest at a rate based on the LIBOR Replacement Rate in the same manner as would apply to LIBOR Loans affected by the same circumstances. The LIBOR Replacement Rate shall be applied in a manner consistent with market practice or, to the extent such market practice is not administratively feasible for the Bank, in a manner as otherwise reasonably determined by the Bank. In no event shall the LIBOR Replacement Rate be less than zero for purposes of the Loan Documents.

(c)           If the Bank determines (which determination shall be conclusive and binding absent manifest error) that with respect to any ABR Loan or Overnight Loan (i) adequate and reasonable means do not exist for ascertaining the One-month Eurodollar Rate or the Overnight Eurodollar Rate, or (ii) dollar deposits for a period equal to either one day or one month are not being offered to banks in the London interbank eurodollar market for the applicable amounts, or (iii) the One-month Eurodollar Rate or the Overnight Eurodollar Rate does not or would not adequately and fairly reflect the cost to the Bank of funding ABR Loans or Overnight Loans; then the Bank shall give notice thereof to the Borrower as promptly as practicable thereafter and (x) each existing Overnight Loan shall be automatically converted to an ABR Loan, and (y) until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, (1) each request for an Overnight Loan shall instead be deemed to be a request for an ABR Loan, and (2) the Alternate Base Rate shall be determined without reference to clause (c) thereof.

(d)           If at any time the Bank determines (which determination shall be conclusive absent manifest error) that (i) one or more circumstances described in paragraph (c) above have arisen and that such circumstance(s) are unlikely to be temporary, (ii) the circumstances set forth in clause (i) of this paragraph (d) have not arisen but the regulatory supervisor for the administrator of the One-month Eurodollar Rate or the Overnight Eurodollar Rate, or a Governmental Authority having jurisdiction over the Bank has made a public statement identifying a specific date after which the One-month Eurodollar Rate or the Overnight Eurodollar Rate shall no longer be used for determining interest rates for loans, or (iii) the One-month Eurodollar Rate or the Overnight Eurodollar Rate is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market, the Bank shall give notice thereof to the Borrower as promptly as practicable; thereafter, the Bank may in consultation with the Borrower establish an alternate rate of interest to the One-month Eurodollar Rate (the “One-month Replacement Rate”) and an alternate rate of interest to the Overnight Eurodollar Rate (the “Overnight Replacement Rate” and, together with the One-month Replacement Rate, the “Replacement Rates”), in each case with related adjustments and giving due consideration to any selection or recommendation of a replacement rate or the mechanism for determining such a rate and/or adjustment by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto or any evolving or then existing prevailing U.S. commercial loan market convention for such alternate rate of interest and related adjustments at such time but, for the avoidance of doubt, the related adjustments shall not include a reduction of the Applicable Margin. Each Replacement Rate shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Bank has provided a notice thereof to the Borrower, so long as the Bank has not received, by such time, written notice of objection to such Replacement Rate, with reasonable explanations for such objection, from the Borrower. Effective immediately upon the Bank’s delivery of its notice as called for in the first sentence of this paragraph (d) and until such time as Replacement Rates shall be determined and become effective in accordance with this paragraph (d), (x) each existing Overnight Loan shall be automatically converted to an ABR Loan, and (y) until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, (1) each request for an Overnight Loan shall instead be deemed to be a request for an ABR Loan, and (2) the Alternate Base Rate shall be determined without reference to clause (c) thereof. The One-month Replacement Rate shall, upon its effectiveness, replace the One-month Eurodollar Rate for all purposes under the Loan Documents and the provisions of this paragraph (d) shall continue to apply, to the extent applicable, to the One-month Replacement Rate. The Overnight Replacement Rate shall, upon its effectiveness, replace the Overnight Eurodollar Rate for all purposes under the Loan Documents and the provisions of this paragraph (d) shall continue to apply, to the extent applicable, to the Overnight Replacement Rate. Each Replacement Rate shall be applied in a manner consistent with market practice or, to the extent such market practice is not administratively feasible for the Bank, in a manner as otherwise reasonably determined by the Bank. In no event shall any Replacement Rate be less than zero for the purposes of the Loan Documents.

10.           Section 4.15(a)(ii) of the Credit Agreement is hereby amended by deleting the phrase “Sudan,” contained therein.

11.           Section 5.2(a) of the Credit Agreement is hereby amended by adding the phrase “immediately before and after giving effect to such Loan and the use of the proceeds thereof” immediately before the phrase “no Default”.

12.           Section 5.2 of the Credit Agreement is hereby amended by adding a new subsection (d) as follows:

(d)            After giving effect to the requested Loan, the Adjusted Asset Coverage would not be less than 3.00:1.00.

13.           Section 6.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c)            [reserved];

14.           Section 7.3(a) of the Credit Agreement is hereby amended by inserting the phrase “divide,” immediately before the word “consolidate” contained therein.

15.           Section 7.7(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)            The Borrower will not permit there to occur any period of twenty (20) consecutive days during which both (i) the Adjusted Asset Coverage shall be less than 3.00:1.00, and (ii) one or more Loans or any principal thereof shall be outstanding.

16.           Section 8.1(d)(i) of the Credit Agreement is hereby amended by deleting the phrase “and such failure shall continue unremedied for a period of twenty consecutive days”.

17.           The first sentence of Section 9.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

The Bank agrees to use reasonable precautions to keep confidential, in accordance with the Bank’s customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower pursuant to this Credit Agreement which (a)(i) is clearly identified by such Person as being confidential at the time the same is delivered to the Bank, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by the Bank within the immediately preceding three year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) to its respective Related Parties, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to other parties to the Loan Documents, prospective lenders or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which the Bank is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower, or (C) was available to the Bank on a non-confidential basis prior to its disclosure to the Bank by the Borrower, (vi) on a confidential basis, to service providers for the Bank and its Affiliates, and (vii) to the extent the Borrower shall have consented to such disclosure in writing.

18.           Article IX of the Credit Agreement is hereby amended by adding a new Section 9.15 as follows:

9.15         Acknowledgement Regarding any Supported QFCs

To the extent that any Loan Document (i) constitutes a QFC (such Loan Document, a “Loan Document QFC”), or (ii) provides support, through a guarantee or otherwise, for any Loan Document QFC, any Financial Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that such Loan Document and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under such Loan Document that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and such Loan Document were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 9.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

19.           Exhibit F to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit F hereto.

20.           Exhibit I to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit I hereto.

21.           Paragraphs 1 through 20 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Bank shall have received from the Borrower either (i) a counterpart of this Amendment executed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b)           the Bank shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Amendment Effective Date, in form and substance reasonably satisfactory to the Bank (i) certifying that the Borrower’s Organization Documents have not been amended or modified since December 1, 2017, or if so, attaching a true, correct and complete copy of each amendment or modification thereof, (ii) certifying as to the incumbency of the Borrower’s officer or officers who may sign this Amendment, including therein a signature specimen of such officer or officers, and (iii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the Amendment Effective Date;

(c)           the Bank shall have received a favorable written opinion (addressed to the Bank and dated the Amendment Effective Date) from external legal counsel to the Borrower acceptable to the Bank; and

(d)           the Bank shall have received such documents and information as the Bank shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies.

18.           The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b) represents and warrants that, after giving effect to the waiver herein contained, (1) as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing and (2) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

19.           In all other respects, the Loan Documents shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of any Loan Document shall be deemed to be an amendment or waiver in respect of any other term or condition contained in any Loan Document.

20.           This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

21.           Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Bank and the Borrower, electronic images of this Amendment or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

22.           THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

By:	/s/ P. Bradley Adams

Name:	P. Bradley Adams
Title:	Chief Executive Officer, Principal Financial Officer and Treasurer

Tortoise Power and Energy Infrastructure Fund, Inc. (TPZ) - Amendment No. 2 and Waiver No. 1

THE BANK OF NOVA SCOTIA

By:	/s/ Aron Lau

Name:	Aron Lau

Title:	Director

Tortoise Power and Energy Infrastructure Fund, Inc. (TPZ) - Amendment No. 2 and Waiver No. 1

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of May 17, 2016, between Tortoise Power and Energy Infrastructure Fund, Inc., a Maryland corporation, and The Bank of Nova Scotia (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined. This Certificate is being delivered pursuant to Section 6.1(d) of the Credit Agreement.

The undersigned, an authorized representative of the Borrower, hereby certifies that as of [fill in the appropriate month-end date]:

1.	[No Default has occurred and is continuing.][The following Default[s] [has/have] occurred and [is/are] continuing: _____________________].]

2.	The Adjusted Asset Coverage is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Adjusted Asset Coverage

______:1.00

3.	Senior Debt does not exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower under its Fundamental Policies.

4.	Senior Debt does not exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower on the date hereof under the ICA or other applicable law.

5.	Indebtedness of the Borrower does not exceed the sum of (A) 50% of (x) the Maximum Borrowing Value of the Borrower’s Margin Stock minus (y) all Ordinary Liabilities to the extent not in excess of the amount determined under clause (x) immediately above, plus (B) the excess, if any, of (x) the Maximum Borrowing Value of the Borrower’s Non-Margin Assets over (y) all Ordinary Liabilities to the extent in excess of the amount determined under clause (A)(x) immediately above.

6.	The Borrower does not have exposure to any Investment other than Permitted Investments.

7.	The Borrower does not hold any Financial Contract (i) unless (1) the collateral, if any, received or receivable by the Borrower in connection therewith is solely in the form of cash or short-term U.S. treasury securities, and (2) each counterparty thereto or issuer thereof has a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), or (ii) in any case for the purpose of creating or continuing leverage.

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IN WITNESS WHEREOF, I have hereunto set my hand as of [Date].

Name:

Title:

SCHEDULE A

Detailed Calculations

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

EXHIBIT I

FORM OF COMMITMENT EXTENSION REQUEST

[Date]

The Bank of Nova Scotia

40 King Street West

55th Floor

Toronto, ON, Canada

M5H 1H1

Attn: Aron Lau

Reference is hereby made to that certain Credit Agreement, dated as of May 17, 2016, between Tortoise Power and Energy Infrastructure Fund, Inc., a Maryland corporation (the “Borrower”), and The Bank of Nova Scotia (the “Bank”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Based upon recent discussions between the Borrower and the Bank, the Borrower hereby requests an extension of the Scheduled Commitment Termination Date upon the terms and conditions set forth herein; please indicate your acceptance thereto by executing a copy hereof and returning it to the Borrower.

On and after [____________, 20__]:

(a)	The Scheduled Commitment Termination Date shall be [____________, 20__].

(b)	The Applicable Margin shall be a rate per annum equal to:

(i)	with respect to each ABR Loan ____%,

(ii)	with respect to each Fixed Rate Loan ____%,

(iii)	with respect to each LIBOR Loan ____%, and

(iv)	with respect to each Overnight Loan ____%.

(c)	The Commitment Fee Rate shall be a rate per annum equal to [to be completed].

The Borrower hereby certifies to the Bank that:

(a)	On and as of the date hereof, no Default has occurred and is continuing.

(b)	On and as of the date hereof, (i) no Default shall have occurred and be continuing, and (ii) the representations and warranties of the Borrower contained in the Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

THIS COMMITMENT EXTENSION REQUEST SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

By:

Name:

Title:

ACCEPTED AND AGREED TO:

THE BANK OF NOVA SCOTIA, as Bank

By:

Name:

Title: